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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 10, 1996 with respect to the balance sheet of Brookdale Living Communities, Inc., July 30, 1996 with respect to the combined financial statements of Original Facilities, September 5, 1996 with respect to the combined financial statements of Activelife Facilities, and September 3, 1996 with respect to the financial statements of Gables at Brighton Associates, in this Registration Statement (Form S-1) and related Prospectus of Brookdale Living Communities, Inc. for the registration of 7,187,500 shares of its common stock.

                                          ERNST & YOUNG LLP

Chicago, Illinois
September 18, 1996